Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern names Lori J. Ryerkerk to board of directors

ATLANTA, Jan. 27, 2025 – Norfolk Southern Corporation (NYSE: NSC) has appointed Lori J. Ryerkerk, former chairman, chief executive officer, and president of Celanese Corp., to the Board of Directors (the “Board”). Ryerkerk brings more than three decades of global leadership experience in the energy, manufacturing, and chemical industries. Her appointment expands the Board to 14 members.

“Lori’s extensive experience leading global operations and managing complex supply chain systems is a highly complementary addition to our board,” said Mark George, president and chief executive officer of Norfolk Southern. “Her strong operational acumen and insights as a large rail customer will be tremendous assets as we continue establishing a disciplined and operationally led network to drive long-term growth and deliver exceptional service to our customers and the communities where we operate.”

Claude Mongeau, chair of Norfolk Southern’s board, added: “Lori’s leadership as a public company CEO and her ability to foster a culture of high performance and top-notch execution align perfectly with Norfolk Southern’s strategic vision. Her insights will help us position Norfolk Southern as the premiere choice to help our customers deliver for the American economy and grow year over year.”

“Joining the Norfolk Southern board is an honor,” said Lori J. Ryerkerk. “Railroads are vital to the global economy, and I’m inspired by Norfolk Southern’s commitment to operational excellence, enhancing safety, and driving sustainable growth. I look forward to contributing to its continued success and delivering additional value to our stakeholders.”

Ryerkerk was identified through a national search conducted by Diversified Search Group and selected in consultation with Ancora Holdings. This appointment is made pursuant to the terms of the agreement between Norfolk Southern Corporation and Ancora Holdings that was announced in November 2024, in which the parties agreed to work together in identifying an independent director to join the Board.

More about Lori J. Ryerkerk

Lori J. Ryerkerk is the former chairman, chief executive officer, and president of Celanese Corp., a Fortune 500 global chemical and specialty materials company based in Dallas, Texas. She joined Celanese in 2019 as CEO and became chairman in 2020. Under her leadership, Celanese achieved significant growth, completed transformative acquisitions, and advanced its industry-leading safety performance.

Ryerkerk’s expertise in the energy industry spans more than 30 years. She served as executive vice president of global manufacturing at Shell Downstream Inc., overseeing operations at refineries and chemical sites worldwide. Prior to Shell, she held senior leadership roles at Hess Corp. and ExxonMobil, where she gained extensive experience in refining, chemicals, and global operations.

She holds a chemical engineering degree from Iowa State University and currently serves on the board of Eaton Corp., a leader in power management technologies. Her leadership and expertise in operations, safety, and sustainability make her a valuable addition to Norfolk Southern’s board.

For more information about Norfolk Southern’s board of directors and corporate governance, visit NorfolkSouthern.com.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a 22-state freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver approximately 7 million carloads annually, from agriculture to consumer goods. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

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